Exhibit 10.2

ANACOR PHARMACEUTICALS, INC.

2010 EQUITY INCENTIVE PLAN

BINDING NOTICE OF AMENDMENT TO OUTSTANDING STOCK OPTION, RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

February 3, 2015

Under the Anacor Pharmaceuticals, Inc. (the “Company”) 2010 Equity Incentive Plan (as amended from time to time, the “Plan”) and the Company’s outstanding equity award agreements, the Company has the authority to make certain modifications and amendments to the terms of outstanding stock option, restricted stock and restricted stock unit awards granted to its employees.  Capitalized terms used in this notice of amendment without definition shall have the meanings set forth on Annex A hereto.

In connection with its annual review of the Company’s compensation programs, we are pleased to announce that the Company has determined that it is in the best interests of the Company and its shareholders to amend all Continuing Awards to provide each Company employee holding such equity awards with the double-trigger vesting and settlement terms summarized below in the event the employment of such employee is terminated as a result of a Qualifying Termination in connection with a Change in Control.

Accordingly, the Company hereby notifies each employee that, effective as of February 3, 2015, the terms and conditions of each Continuing Award held by such employee have been modified to provide that each Continuing Award shall become fully vested, and fully exercisable or settled, as applicable, upon a Qualifying Termination of the Participant holding the Continuing Award. As a result, each Continuing Award, if any, held by such employee that is a:

(i)                                       Stock option award shall become fully vested and fully exercisable upon a Qualifying Termination of the Participant holding the Continuing Award and shall remain exercisable for the post-termination exercise period applicable to the vested stock option; and

(ii)                                    Restricted stock award or restricted stock unit award shall become fully vested and fully settled upon a Qualifying Termination of the Participant holding the Continuing Award.

Notwithstanding the foregoing (i) with respect to any Continuing Award that is, or becomes, subject to applicable award terms that provide more favorable vesting, exercise or settlement terms for the Participant, such Continuing Award shall be subject to both the terms described herein and such other applicable terms, applied with the maximum intended benefit for such Participant and (ii) if the accelerated settlement of any Continuing Award would constitute an event subjecting the settlement of the Continuing

Award to the additional tax imposed under Section 409A of the Code, then such Continuing Award shall become vested and non-forfeitable as provided above but shall be settled as of the applicable permitted settlement date in a manner that avoids the imposition of such additional tax, including any such previously specified settlement date(s) and/or the date immediately following any six-month delay prescribed under Section 409A of the Code, if applicable.

By acceptance of this binding notice of amendment, you acknowledge and agree that such binding notice of amendment shall (i) constitute a “written agreement” as referenced in the Plan amending the terms of your Continuing Awards, and (ii) with respect to the vesting, exercise and settlement, as applicable, of your Continuing Awards, supersede any provision less favorable to you set forth in any employment, severance or other similar written agreement between you and the Company (or any of its Affiliates).  Except as expressly modified by this binding notice of amendment of your Continuing Awards, your Continuing Awards shall continue to be governed in accordance with their terms.

IN WITNESS WHEREOF, the Company has duly executed and delivered this binding notice of amendment to your applicable Award Agreement(s) as of February 3, 2015.

ANACOR PHARMACEUTICALS, INC.

Name:
Title:

ACKNOWLEDGED AND AGREED:

Name:
Title:

Annex A

“Affiliate” has the meaning designated in the Plan.

“Award” has the meaning designated in the Plan.

“Award Agreement” has the meaning designated in the Plan.

“Cause” has the meaning designated in the Plan.

“Change in Control” shall mean any single event or series of related events constituting a “Change in Control” (or any analogous term) under (a) clauses (i) through (iv) of the “Change in Control” definition set forth in the Plan (as qualified by clause (A), but not clause (B), of the last paragraph of such definition) and (b) any individual written agreement, including any employment, severance or other similar agreement, between the Participant and the Company or any of its Affiliates, in each case, applied with the maximum intended benefit for such Participant; provided, however, that if no definition of “Change in Control” (or any analogous term) is set forth in an individual written agreement between the Participant and the Company or any of its Affiliates, such term shall have the meaning designated in clause (a) above.

“Code” has the meaning designated in the Plan.

“Continuing Award” means an Award that was granted prior to February 3, 2015 and was outstanding as of February 3, 2015.

“Good Reason” means the occurrence of (a) any event constituting “Good Reason” (or an analogous term) as set forth in a Participant’s employment, severance or other similar written agreement with the Company or any of its Affiliates and (b) any of the following events without such Participant’s consent: (i) for a Participant who is an employee at the level of Vice President or above, a material reduction or change in job duties, responsibilities or authority inconsistent with such Participant’s position with the Company and such Participant’s prior duties, responsibilities or authority; (ii) a relocation of such Participant’s primary workplace by more than 25 miles; (iii) a material reduction of such Participant’s base compensation; or (iv) a failure to pay such Participant’s compensation within a reasonable time after it becomes due and payable, in each case, applied with the maximum intended benefit for such Participant; provided, however, that if no definition of “Good Reason” (or any analogous term) is set forth in an employment, severance or other similar written agreement between the Participant and the Company or any of its Affiliates, such term shall have the meaning designated in clause (b) above; provided, further, that any event described in clause (b) above shall constitute Good Reason only if (x) the Participant provides the Company with written notice specifying the event alleged to constitute Good Reason within 90 days following the first occurrence of such event and (y) the Company fails to cure such event within 30 days after the Company’s receipt from the Participant of such written notice.

“Participant” means a Participant within the meaning of the Plan who holds an Award as of February 3, 2015.

“Qualifying Termination” means a Participant’s termination of employment with the Company, its successor or their respective Affiliates by Participant for Good Reason, or by the Company, its successor or their Affiliates without Cause: (a) for a Participant who is an employee at the level of Vice President or above at the time of such termination, at any time within ninety (90) days prior to or twelve (12) months following the effective date of a Change in Control (or such other period as is, or may be, set forth in such Participant’s employment, severance or other similar written agreement with the Company or any of its Affiliates) and (b) for any Participant who is an employee below the level of Vice President at the time of such termination, at any time within twelve (12) months following a Change in Control.